EXHIBIT 99.1
For Immediate Release
TERRY SEMEL TO STEP DOWN FROM YAHOO! BOARD OF DIRECTORS
LONGTIME YAHOO! DIRECTOR ROY BOSTOCK APPOINTED
NON-EXECUTIVE CHAIRMAN

Sunnyvale, Calif., January 31, 2008 – Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today announced that Terry Semel, the Company’s non-executive Chairman, will step down from the Board of Directors, effective January 31, 2008.  Semel initiated discussions with the Board several months ago about stepping down from the Chairman role once the Board was able to identify a successor.  He targeted the time of the January Board meeting for his departure, and has worked closely with Chief Executive Officer Jerry Yang and the Board to ensure an orderly transition process since that time. Yahoo! also announced today that Roy Bostock, who has been a member of the Company’s Board since May 2003, was unanimously elected by the Board to serve as Yahoo!’s non-executive Chairman.
“Terry Semel has been a great partner and true friend, and has played a key role in helping to grow Yahoo!’s business – and industry-leading audience – over the past seven years,” said Yang. “He also has been a tremendously valuable resource in recent months, as our new management team developed and began to execute our strategic growth plans.  On behalf of the entire Board, I want to thank Terry for his many contributions to Yahoo! over the years – and for helping to lay a firm foundation for future success and improved financial performance.”
Yang continued, “Roy Bostock has offered tremendous insight and leadership since joining the Yahoo! Board five years ago, and I believe he is ideally suited to serve in this important role. Roy is an outstanding executive who has decades of experience in the advertising industry – an area that is more important than ever to Yahoo!’s business and our long-term success. I am confident that Yahoo! will benefit from Roy’s unique and deep understanding of the Company and the many opportunities that lie ahead.”
“It has been an honor for me to work with Yahoo!’s incredibly talented people over the past seven years, and I’m proud of all that we’ve accomplished during that time,” said Semel. “With the Company moving forward under new leadership, I believe this is an appropriate time for me to step down from the Board.  With his deep Company and industry experience, Roy Bostock is uniquely qualified to serve as Chairman, and I am delighted that he has agreed to step into this role.  I am confident that this great Company and its strong leadership team will achieve even greater success in the months and years to come, as the Internet – and Yahoo! – continue to evolve.”
Bostock said, “Yahoo! has tremendous assets and enormously talented people, and I’m confident that the strategy Jerry and the management team has put in place will position the Company to fully realize Yahoo!’s enormous potential.  I am pleased to be taking on this new and exciting role, and I look forward to working closely with the entire senior management team – as well as the Board of Directors – to continue executing those plans to create substantial long-term value for our shareholders.”
Semel served as the Chairman and CEO of Yahoo! Inc. from 2001-2007 and was responsible for increasing the Company’s revenue nearly nine-fold as well as creating $30 billion in shareholder value during his tenure. He also helped to build its industry-leading audience from 170 million users in 2001 to more than 500 million users in 2007, and significantly expanded its strong and talented employee base.  Semel became non-executive chairman of Yahoo!’s board of directors in June 2007, and has served as an advisor and important resource for the Company’s senior management team since that time.
Bostock has been a member of the Company’s Board of Directors since May 2003.  He has extensive advertising and marketing experience, having spent 38 years in a variety of senior level positions in that industry.  Bostock served as Chairman of BCom3 Group, Inc., a global advertising agency group, from January 2000 to mid-2001. From July 1990 to January 2000, Bostock served as Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles and its successor Company, The MacManus Group, Inc., an advertising and marketing services firm. Bostock is Chairman of the Partnership for a Drug-Free America; he also serves on the board of Morgan Stanley and is currently the chairman of the board of directors of Northwest Airlines Corporation. Bostock holds a Bachelor’s degree from Duke University and an M.B.A. from Harvard University.
With these Board changes, Yahoo!’s Board now is comprised of 10 members, nine of whom are independent directors.
About Yahoo!
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com or the Company’s blog, Yodel Anecdotal.
This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s expected financial performance (including without limitation the quotations from management in this press release), as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to the Company’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; the Company’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Annual Report on Form 10-K for the year ended December 31, 2007, which will be filed with the SEC in the first quarter of 2008.
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Media Contact:
Yahoo! Inc.
May Petry, 408-349-6356
mpetry@yahoo-inc.com
Diana Wong, 408-349-4391
dianaw@yahoo-inc.com

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